                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration File No.: 333-53499

PROSPECTUS SUPPLEMENT
JUNE 3, 1998
(TO PROSPECTUS DATED JUNE 1, 1998)

                                 $500,000,000
                      DONALDSON, LUFKIN & JENRETTE, INC.

                         6 1/2% SENIOR NOTES DUE 2008

   The 6 1/2% Senior Notes due 2008 (the "Notes") are being offered hereby by Donaldson, Lufkin & Jenrette, Inc. (the "Company" or "DLJ"). The Notes will bear interest at the rate of 6 1/2% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1998, and will mature on June 1, 2008. The Notes are not redeemable by the Company prior to maturity and are not entitled to any sinking fund. See "Description of Notes" herein.

   The Notes will be issued only in fully registered form and will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company ("DTC"), as Depositary. Beneficial interests in global notes will be shown on, and transfers thereof will be effected through, the records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described in the accompanying Prospectus, the Notes will not be available in definitive form. See "Description of Debt Securities --Book-Entry System" in the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH
    IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
                                  PRICE TO      UNDERWRITING   PROCEEDS TO
                                  PUBLIC(1)     DISCOUNT(2)   COMPANY(1)(3)
-------------------------------------------------------------------------------
Per Note  .....................       99.585%         0.650%         98.935%
Total ......................... $497,925,000     $3,250,000    $494,675,000
-------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from June 8, 1998 to the date of delivery.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3)    Before deducting expenses payable by the Company estimated at $650,000.

   The Notes are being offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company of New York on or about June 8, 1998, against payment therefor in immediately available funds.

Donaldson, Lufkin & Jenrette
                Bear, Stearns & Co. Inc.
                              Goldman, Sachs & Co.
                                             Lehman Brothers
                                                       Salomon Smith Barney

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                USE OF PROCEEDS

   The net proceeds from the sale of the Notes will be used by the Company for the reduction of short-term indebtedness and general corporate purposes.

                              DESCRIPTION OF NOTES

   The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus as the Senior Debt Securities) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the Prospectus, to which description reference is hereby made. Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus. See "Description of Debt Securities" in the Prospectus.

The Notes .....................  $500,000,000 aggregate principal amount of 6
                                 1/2% Senior Notes due 2008.

Maturity Date .................  The Notes will mature on June 1, 2008 (the
                                 "Maturity Date"). If the Maturity Date is not a Business Day (as defined below), payment of interest and principal otherwise payable on the Notes will be made on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after the Maturity Date to such next succeeding Business Day. "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in the City of New York.

Specified Currency ............  The Notes will be denominated in U.S.
                                 dollars and all payments of principal and interest will be made in U.S. dollars in immediately available funds.

Issue Price ...................  The Notes are being offered to the public at an issue price of 99.585% of the principal amount of the Notes.

Original Issue Date
 (Settlement Date) ............  June 8, 1998.

Book-Entry or Certificated
 Note .........................  The Notes will be issued only in fully registered form and will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company, as Depositary. Beneficial interests in global notes will be shown on, and transfers thereof will be effected through, the records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described in the accompanying Prospectus, the Notes will not be available in definitive form. See "Description of Debt Securities--Book Entry System" in the Prospectus.

Minimum Denomination ..........  The Notes will be issued in minimum denominations of $1,000 and integral
                                 multiples of $1,000 in excess thereof.

Interest Rate .................  The Notes bear a fixed interest rate of 6
                                 1/2% per annum. Interest will be computed and paid on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates ........  Interest on the Notes will accrue from June
                                 8, 1998 and is payable on June 1 and
                                 December 1 of each year (each, an "Interest
                                 Payment Date"), commencing on December 1,
                                 1998, to holders of record at the close of business on the May 15 or November 15 next preceding each Interest Payment Date

                                 (whether or not a Business Day). If any
                                 Interest Payment Date is not a Business Day, payment of interest otherwise payable on Notes will be made on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day.

Redemption by the Company .....  The Notes are not redeemable at the option of the Company prior to maturity.

Sinking Fund ..................  The Notes are not entitled to any sinking fund.

Ranking .......................  The Notes will be direct, unsecured and unsubordinated obligations of the Company.
                                 Except as described under "Description of Debt Securities--Negative Pledge" in the Prospectus, the Notes will not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions on the Company or any of its subsidiaries. The operations of the Company are conducted through its subsidiaries, and therefore, the Company is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the Notes. The Notes will be effectively subordinated to all indebtedness of the Company's subsidiaries. The Company's rights and the rights of its creditors, including holders of Notes, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to prior claims of such subsidiary's creditors, including trade creditors, except to the extent the Company may itself be a creditor with reorganized claims against such subsidiary. In addition, net capital requirements under the Securities Exchange Act of 1934, as amended, and New York Stock Exchange, Inc. rules applicable to certain of the Company's subsidiaries could limit the payment of dividends and the making of loans and advances to the Company by such subsidiaries.

Trustee and Paying Agent ......  The Chase Manhattan Bank, 450 West 33rd
                                 Street, New York, New York 10001.

Listing .......................  The Notes will not be listed on any trading system or any exchange.

                                 UNDERWRITING

   Subject to the terms and conditions set forth in an underwriting agreement dated the date hereof (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") is acting as representative has severally agreed to purchase the aggregate principal amount of Notes set forth opposite its name below.

                                                      PRINCIPAL AMOUNT
UNDERWRITER                                               OF NOTES
-----------                                               --------
Donaldson, Lufkin & Jenrette Securities Corporation     $100,000,000
Bear, Stearns & Co. Inc. ............................    100,000,000
Goldman, Sachs & Co. ................................    100,000,000
Lehman Brothers Inc. ................................    100,000,000
Salomon Brothers Inc ................................    100,000,000
                                                        ------------
Total ...............................................   $500,000,000
                                                        ============

   The Underwriting Agreement provides that the obligations of the Underwriters to purchase and accept delivery of the Notes offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. If any Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Notes must be purchased.

   There is currently no public market for the Notes. The Company does not intend to apply for listing of the Notes on any national securities exchange. The Company has been advised by the Underwriters that, following completion of the offering of the Notes, they presently intend to make a market in the Notes although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, there can be no assurance as to whether an active trading market for the Notes will develop or, if a public market develops, as to the liquidity of the trading market for the Notes.

   The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession of 0.40% of the principal amount. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

   DLJSC is a wholly-owned subsidiary of the Company. DLJSC has committed to purchase from the Company $100,000,000 of the Notes to be purchased in the offering on the same basis as the other Underwriters. Although the amount of proceeds derived from the offering by the Company will not be affected by DLJSC's participation as an underwriter of the offering to the extent that part or all of the Notes to be purchased by DLJSC are not resold, the Notes owned by DLJSC will be eliminated in consolidation and will not be shown as outstanding in the consolidated financial statements of the Company. DLJSC intends to resell any Notes which it is unable to resell in the offering from time to time, at prevailing market prices. This Prospectus Supplement, together with the accompanying Prospectuses, may also be used by DLJSC in connection with offers and sales of the Notes related to market-making transactions by and through DLJSC, at negotiated prices related to prevailing market prices at the time of sale or otherwise. DLJSC may act as principal or agent in such transactions. The offering of the Notes is being conducted in accordance with Section 2720 of the NASD Conduct Rules.

   Certain Underwriters have engaged and may in the future engage in investment banking transactions with the Company and its affiliates in the ordinary course of business.

   In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of Notes, the Underwriters may bid for, and purchase, the Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to a dealer for distributing the Notes in the offering, if the Underwriters repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS
JUNE 1, 1998
                                $1,625,000,000
                      DONALDSON, LUFKIN & JENRETTE, INC.
                               DEBT SECURITIES
                               PREFERRED STOCK
                                 COMMON STOCK
                                   WARRANTS

   Donaldson Lufkin & Jenrette, Inc. (the "Company") may from time to time offer, together or separately, (i) senior or subordinated debt securities ("Debt Securities"), (ii) shares of its preferred stock, par value $0.01 per share ("Preferred Stock"), (iii) shares of its common stock, par value $0.10 per share ("Common Stock"), or (iv) warrants ("Warrants"), including Warrants to purchase Debt Securities, Preferred Stock or Common Stock. The Debt Securities, Preferred Stock, Common Stock and Warrants are collectively called the "Securities."

   The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances in U.S. dollars or in one or more foreign currencies, currency units or composite currencies. The aggregate initial public offering price of the securities to be offered by this Prospectus shall not exceed $1,625,000,000 (or its equivalent in one or more foreign currencies, currency units or composite currencies). Specific terms of the securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement (a "Prospectus Supplement"), together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will also set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the ranking as senior or subordinated debt securities, the specific designation, aggregate principal amount, authorized denomination, maturity, rate (which may be fixed or variable) or method of calculation of interest and dates for payment thereof, and any exchangeability, conversion, redemption, prepayment or sinking fund provisions and any listing on a securities exchange, (ii) in the case of Preferred Stock, the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms for the redemption or exchange or conversion thereof and any other specific terms of the Preferred Stock) and any listing on a securities exchange and (iii) in the case of Warrants, the specific designation, the number, purchase price and terms thereof, any listing of the Warrants or related securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms of the securities that can be purchased with such Warrants. Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Securities on a national securities exchange.

   The Common Stock is listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "DLJ".

   The Offered Securities may be offered directly, through agents designated from time to time, through dealers or through underwriters. Such agents or underwriters may act alone or with other agents or underwriters. See "Plan of Distribution." Any such agents, dealers or underwriters will be set forth in a Prospectus Supplement. If an agent of the Company, or a dealer or underwriter is involved in the offering of the Offered Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company, as the case may be, will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended.

   This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement of which this Prospectus forms a part, as well as reports, proxy statements and other information filed by the Company, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Stock and Series A and B Fixed Adjustable Rate Preferred Stock are listed on the NYSE and reports and other information concerning the Company can also be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005.

   This Prospectus constitutes a part of the Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The Company's Annual Report on Form 10-K for the year ended December 31, 1997, Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and Current Report on Form 8-K filed on April 14, 1998, previously filed by the Company with the Commission, are incorporated by reference in this Prospectus.

   All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering of the Offered Securities offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements as modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to Donaldson, Lufkin & Jenrette, Inc., 277 Park Avenue, New York, New York 10172, Attention: Corporate Secretary (Telephone: (212) 892-3000).

                                USE OF PROCEEDS

   Unless otherwise set forth in the applicable Prospectus Supplement, proceeds from the sale of the Offered Securities will be used by the Company for general corporate purposes, including refinancing of existing indebtedness, and initially may be temporarily invested in short-term securities.

                              RATIOS OF EARNINGS
                  TO FIXED CHARGES AND EARNINGS TO COMBINED
                 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company for the periods indicated.

                                                                     THREE MONTHS ENDED
                                     YEARS ENDED DECEMBER 31,            MARCH 31,
                               --------------------------------------------------------
                                1993    1994   1995    1996   1997          1998
Ratio of earnings to fixed
 charges (1)..................  1.20    1.10   1.11    1.16   1.16          1.19
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends (2)..........  1.20    1.09   1.10    1.16   1.16          1.18

------------
(1)    For the purpose of calculating the ratio of earnings to fixed charges
       (i) earnings consist of income before provision for income taxes and fixed charges and (ii) fixed charges consist of interest expense and one-third of rental expense which is deemed representative of an interest factor.
(2) For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends (i) earnings consist of income before provision for income taxes and fixed charges and (ii) fixed charges consist of interest expense and one-third of rental expense which is deemed representative of an interest factor. No preferred dividends were paid until 1994.

                                  THE COMPANY

   Donaldson, Lufkin & Jenrette, Inc. (the "Company) is a leading integrated investment and merchant bank serving institutional, corporate, governmental and individual clients both domestically and internationally. The Company is a holding company which conducts its business through various subsidiaries including its principal broker-dealer subsidiary, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"). The business of the Company includes securities underwriting, sales and trading, merchant banking, financial advisory services, investment research, venture capital, correspondent brokerage services, online interactive brokerage services, asset management and other advisory services.

   Founded in 1959, the Company initially focused on providing in-depth investment research to institutional investors. In 1970, the Company became the first member firm of the NYSE to be owned publicly. Fifteen years later, the Company was purchased by The Equitable Life Assurance Society of the United States ("Equitable Life"). Prior to the Company's initial public offering in October 1995, the Company was an independently operated indirect wholly owned subsidiary of The Equitable Companies Incorporated ("Equitable"). At March 1, 1998, Equitable owned 73.1% of the Company's issued and outstanding common stock. Equitable is a diversified financial services organization and one of the world's largest investment management organizations. AXA, a French holding company for an international group of insurance and related financial services companies, is Equitable's largest stockholder, beneficially owning, at March 1, 1998, approximately 59.0% of Equitable's outstanding common stock.

   The Company conducts its business through three principal operating groups: the Banking Group, which includes the Company's Investment Banking, Merchant Banking and Emerging Markets Groups; the Capital Markets Group, consisting of the Company's Fixed Income, Institutional Equities and Equity Derivatives Divisions and Sprout, its venture capital affiliate; and the Financial Services Group, comprised of the Pershing Division, the Investment Services Group and the Asset Management Group.

   In 1997, the Company took steps toward achieving its goal of establishing a strong international presence. The acquisition of the Phoenix Securities Group ("Phoenix"), a London-based investment bank provided the opportunity to enhance the Company's international merger and acquisition and leveraged financing capabilities. In 1997, the Company also acquired London Global Securities ("London Global"), a leading international securities financing intermediary. In addition to these acquisitions, a new high-yield group was established in London.

   All business groups have planned expansion of their international activities. An investment banking group is in the process of being established in Paris, joining the Company's institutional equity sales operation, as well as investment banking and foreign equity trading operations in Russia and Germany. The Company continues to target selected areas in the emerging markets of Eastern Europe, Latin America and Asia. The Merchant Banking Group has expanded its international efforts, with significant investments in the United Kingdom, Italy, France, Argentina and Brazil. By year-end 1997, the Company's London operation employed more than 800 individuals. Total assets and total revenues related to the Company's foreign operations approximated $8.6 billion and $535.2 million, respectively, at December 31, 1997. The Company's foreign operations were not significant in 1996.

   The following table illustrates the Company's revenue breakdown by its principal operating groups, net of all interest. Net revenues, however, are not necessarily indicative of the profitability of each group. Certain reclassifications of prior years' amounts have been made to conform to the 1997 presentation.

NET REVENUES BY OPERATING GROUP:

                                          YEARS ENDED DECEMBER 31,
                           ------------------------------------------------------
                             1993        1994       1995        1996       1997
                           --------    --------   --------    --------   --------
                                                (IN MILLIONS)
Banking Group............  $  491.8    $  390.0   $  689.2    $  935.8   $1,311.8
Capital Markets Group ...   1,058.2       702.3      851.9     1,086.4    1,292.5
Financial Services
 Group...................     455.3       458.2      619.5       827.6    1,008.9
Other ...................    (101.7)      (45.6)     (82.6)      (92.3)    (125.9)
                           --------    --------   --------    --------   --------
Total net revenues.......  $1,903.6    $1,504.9   $2,078.0    $2,757.5   $3,487.3
                           ========    ========   ========    ========   ========

   The Company currently conducts its operations in 14 cities in the United States, including Atlanta, Austin, Boston, Chicago, Dallas, Houston, Jersey City, Los Angeles, Menlo Park, Miami, New York, Oak Brook, Philadelphia and San Francisco. The Company also has international offices located in 11 cities, including Bangalore, Buenos Aires, Geneva, Hong Kong, London, Lugano, Mexico City, Moscow, Paris, Sao Paulo and Tokyo.

   The principal executive offices of the Company are located at 277 Park Avenue, New York, NY 10172 and its telephone number is (212) 892-3000.

                          DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.10 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 1998, the Company had 116,926,356 shares (after giving effect to a stock dividend paid to holders of record on April 27, 1998) of Common Stock, 4,000,000 shares of Series A Fixed Adjustable Rate Preferred Stock (the "Series A Preferred Stock") and 3,500,000 shares of Series B Fixed Adjustable Rate Preferred Stock (the "Series B Preferred Stock") outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws of the Company, copies of which have been filed with the Commission.

COMMON STOCK

   Subject to the rights of the holders of any preferred stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are fully paid and nonassessable.

   The Common Stock is listed on the NYSE under the symbol "DLJ."

   The transfer agent for the Common Stock is First Chicago Trust Company of New York.

PREFERRED STOCK

   The Company's Certificate of Incorporation authorizes 50,000,000 shares of preferred stock. The Company's Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix, by resolution, the terms of such securities, without any further vote or action by the stockholders.

   The applicable Prospectus Supplement will describe the following terms of any preferred stock in respect of which this Prospectus is being delivered (to the extent applicable to such preferred stock): (i) the specific designation, number of shares, seniority and purchase price; (ii) any liquidation preference per share; (iii) any date of maturity; (iv) any redemption, repayment or sinking fund provisions; (v) any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined); (vi) any voting rights; (vii) if other than the currency of the United States of America, the currency or currencies including composite currencies in which such preferred stock is denominated and/or in which payments will or may be payable; (viii) the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (ix) whether such preferred stock is exchangeable or convertible and, if so, the securities or rights into which such preferred stock is exchangeable or convertible, and the terms and conditions upon which such exchanges will be effected including the initial exchange prices or rates, the exchange period and any other related provisions; (x) the place or places where dividends and other payments on the preferred stock will be payable; and (xi) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

   All shares of preferred stock offered pursuant to the applicable Prospectus Supplement, or issuable upon exchange or exercise of any Offered Securities, will, when issued, be fully paid and non-assessable. Any shares of preferred stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights or both.

 SERIES A AND SERIES B FIXED ADJUSTABLE RATE PREFERRED STOCK

   General. The Series A Preferred Stock is a single series consisting of 4,000,000 shares with a liquidation preference of $50 per share. The Series B Preferred Stock is a single series consisting of 3,500,000 shares with a liquidation preference of $50 per share. The holders of the Preferred Stock have no preemptive rights. The Preferred Stock is not convertible into shares of Common Stock of the Company and is fully paid and nonassessable.

   Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company with each series of preferred stock issued hereunder. The Series A Preferred Stock ranks on a parity with the Series B Preferred Stock and prior to the Common Stock of the Company as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company.

   Dividends. Dividends on the Series A Preferred Stock are payable quarterly at the annual rate of 5.94% or $2.97 per share through November 30, 2001. After November 30, 2001, dividends on the Series A Preferred Stock are payable at the Applicable Rate from time to time in effect. The Applicable Rate per annum for each dividend period beginning November 30, 2001 will generally be equal to 0.50% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined by the terms of the Series A Preferred Stock). The Applicable Rate per annum for each dividend period beginning November 30, 2001, will not be less than 6.44% nor greater than 12.44% (without taking into account any adjustments as described below under "Changes in the Dividends Received Percentage").

   Dividends on the Series B Preferred Stock are payable quarterly at the annual rate of 5.30% or $2.65 per share through January 15, 2003. After January 15, 2003, dividends on the Series B Preferred Stock are payable at the Applicable Rate from time to time in effect. The Applicable Rate per annum for each dividend period beginning January 15, 2003 will generally be equal to 0.40% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined by the terms of the Series B Preferred Stock). The Applicable Rate per annum for each dividend period beginning January 15, 2003, will not be less than 5.70% nor greater than 11.30% (without taking into account any adjustments as described below under "Changes in the Dividends Received Percentage").

   Dividends on the Preferred Stock are cumulative and rights accrue to the holders of the Preferred Stock if the Company fails to declare one or more dividends on such series of Preferred Stock in any amount, whether or not the earnings or financial condition of the Company were sufficient to pay such dividends in whole or in part.

   Changes in the Dividends Received Percentage. If one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted which reduce the percentage of the dividends received deduction (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend on each share of the Series A Preferred Stock for dividend payments made on or after the date of enactment of such change will generally be adjusted upward pursuant to a specified formula set forth in the terms of the Series A Preferred Stock.

   In addition, if the Dividends Received Percentage is reduced to 50% or less, the Company may at its option, redeem the Series A Preferred Stock as a whole but not in part as described below. See "Redemption."

   If, prior to July 9, 1999, one or more amendments to the Code are enacted which reduce the Dividends Received Percentage, the amount of each dividend on each share of the Series B Preferred Stock for dividend payments made on or after the date of enactment of such change will generally be adjusted upward pursuant to a specified formula set forth in the terms of the Series B Preferred Stock, provided however, that if the Dividends Received Percentage shall be less than 50%, then the Dividend Received Percentage shall be deemed to equal 50%.

   Voting Rights. The holders of shares of the Preferred Stock are not entitled to vote, except as set forth below or as expressly required by applicable law.

   If the equivalent of six quarterly dividends payable on the Preferred Stock or any other class or series of preferred stock are in default, the number of directors of the Company will be increased by two, and the holders of the Preferred Stock, voting as a single class with the holders of shares of any other class of the Company's preferred stock ranking on a parity with the Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to elect such two directors to fill such newly-created directorships.

   In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the applicable series of Preferred Stock will be required for any amendment of the certificate of incorporation of the Company which will adversely affect the powers, preferences, privileges or rights of such series of Preferred Stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Preferred Stock and any other series of the Company's preferred stock ranking on a parity with the Preferred Stock, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Preferred Stock, or to reclassify any authorized stock of the Company into such prior shares, but such vote will not be required for the Company to take any such actions with respect to any stock ranking on a parity with or junior to the Preferred Stock.

   Redemption. Prior to November 30, 2001, the Series A Preferred Stock is not redeemable, except under certain limited circumstances as described below. On or after such date, each share of Series A Preferred Stock will be redeemable, in whole or in part, at the option of the Company, at $50 per share, plus accrued and unpaid dividends. However, if the Dividends Received Percentage is equal to or less than 50% and, as a result, the amount of dividends on the Series A Preferred Stock will be or is adjusted as described above under "Changes in the Dividends Received Percentage," the Company, at its option, may redeem all, but not less than all, of the outstanding shares of the Series A Preferred Stock at a redemption price specified by the terms of the Series A Preferred Stock.

   Prior to January 15, 2003, the Series B Preferred Stock is not redeemable. On or after such date, each share of Series B Preferred Stock will be redeemable, in whole or in part, at the option of the Company, at $50 per share, plus accrued and unpaid dividends.

   In addition, if the holders of the shares of the Preferred Stock are entitled to vote upon or consent to a merger or consolidation of the Company, and if the Company offers to purchase all of the outstanding shares of a series of Preferred Stock (the "Offer"), then each holder of such series of Preferred Stock who does not sell their shares of Preferred Stock pursuant to the Offer shall be deemed irrevocably to have voted or consented all shares of Preferred Stock owned by such holder in favor of the merger or consolidation of the Company without any further action by the holder. The Offer shall be at a price of $50 per share, together with accrued and unpaid dividends, if any, to the date fixed for redemption.

   Holders of the Preferred Stock have no right to require redemption of the Preferred Stock and the Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

   Transfer Agent and Registrar. The Bank of New York is the transfer agent, registrar, dividend disbursing agent and redemption agent for the Series A Preferred Stock and ChaseMellon Shareholder Services, L.L.C. is the transfer agent, registrar, dividend disbursing agent and redemption agent for the Series B Preferred Stock.

   The Series A Preferred Stock is listed on the New York Stock Exchange under the symbol "DLJpfA" and the Series B Preferred Stock is listed on the New York Stock Exchange under the symbol "DLJpfB."

                         DESCRIPTION OF DEBT SECURITIES

   The Company's Debt Securities, may constitute either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities") of the Company and will be issued in the case of Senior Debt Securities under an indenture (the "Senior Debt Indenture") between Donaldson, Lufkin & Jenrette, Inc., as issuer, and Chase Manhattan Bank, as trustee and in the case of Subordinated Debt Securities under an indenture (the "Subordinated Debt Indenture") between Donaldson, Lufkin & Jenrette, Inc., as issuer and Chase Manhattan Bank, as trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." Chase Manhattan Bank, in its capacity as trustee under either or both of the Indentures is referred to herein as the "Trustee."

   Copies of the Indentures have been included as exhibits to the Registration Statement of which this Prospectus is a part and are also available for inspection at the office of the Trustee. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Section references contained herein are to the applicable Indenture. The following summaries of certain provisions of the Indentures do not purport to be complete, and where reference is made to particular provisions of the Indentures, such provisions, including definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The Indentures are substantially identical except for provisions relating to subordination and the Company's negative pledge.

GENERAL

   Neither of the Indentures limits the aggregate principal amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be direct, unsecured senior or subordinated obligations of the Company. Except as described under "--Negative Pledge," neither Indenture limits other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contains financial or similar restrictions on the Company or any of its subsidiaries. The operations of the Company are conducted through its subsidiaries, and, therefore, the Company is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the Debt Securities. The Debt Securities will be effectively subordinated to all indebtedness of the Company's subsidiaries. The Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to prior claims of such subsidiary's creditors, including trade creditors, except to the extent the Company may itself be a creditor with recognized claims against such subsidiary. In addition, net capital requirements under the Exchange Act and New York Stock Exchange rules applicable to certain of the Company's subsidiaries could limit the payment of dividends and the making of loans and advances to the Company by such subsidiaries.

   The applicable Prospectus Supplement will describe the following terms of any Debt Securities in respect of which this Prospectus is being delivered (to the extent applicable to such Debt Securities): (i) the ranking of such Debt Securities as senior or subordinated debt securities; (ii) the designation of such Debt Securities; (iii) the aggregate principal amount of such Debt Securities; (iv) the date or dates on which principal of and premium, if any, on such Debt Securities is payable; (v) the rate or rates at which such Debt Securities shall bear interest, if any, or the method by which such rate shall be determined, and the basis on which interest shall be calculated if other than a 360-day year consisting of twelve 30-day months, the date or dates from which such interest will accrue and on which such interest will be payable and the related record dates; (vi) if other than the offices of the Trustee, the place where the principal of and any premium or interest on such Debt Securities will be payable; (vii) any redemption, repayment or sinking fund provisions; (viii) if other than denominations of $1,000 or multiples thereof, the denominations in which such Debt Securities will be issuable; (ix) if other than the principal amount thereof, the portion of the principal amount due upon acceleration; (x) whether the Debt Securities are convertible into Common Stock and, if so, the terms and conditions upon which such conversion will be effected, including the initial conversion price or conversion rate, the conversion period and other conversion provisions; (xi) if other than U.S. dollars, the currency or currencies (including composite currencies) in which such Debt Securities are denominated or payable; (xii) whether such Debt Securities shall be issued in the form of a Global Security or securities; (xiii) any other specific terms of such Debt Securities; and (xiv) the identity of any trustees, depositories, authenticating or paying agents, transfer agents or registrars with respect to such Debt Securities. (Section 2.3)

   Unless otherwise specified in the accompanying Prospectus Supplement, principal and premium, if any, will be payable, and the Debt Securities will be transferable and exchangeable without any service charge, at the office of the Trustee. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange. (Sections 2.7, 4.1 and 4.2)

   Unless otherwise specified in the accompanying Prospectus Supplement, interest on any series of Debt Securities will be payable on the interest payment dates set forth in the accompanying Prospectus Supplement to the persons in whose names the Debt Securities are registered at the close of business on the related record date and will be paid, at the option of the Company, by wire transfer or by checks mailed to such persons. (Sections 2.7, 4.1 and 4.2)

   If the Debt Securities are issued as Original Issue Discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount, the Federal income tax consequences and other special considerations applicable to such Original Issue Discount Securities will be generally described in the Prospectus Supplement.

BOOK-ENTRY SYSTEM

   If so specified in the accompanying Prospectus Supplement, Debt Securities of any series may be issued under a book-entry system in the form of one or more global Debt Securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of a depositary, which, unless otherwise specified in the accompanying Prospectus Supplement, will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

   The Depositary has advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Upon the issuance of a Global Security in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interest in a Global Security.

   So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of a beneficial interest in such Global Security will not be entitled to have the Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Debt Securities represented thereby and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing practice, in the event that the Company requests any action of a holder or a beneficial owner desires to take any action a holder is entitled to take, the Depositary would act upon the instructions of, or authorize, the participant to take such action.

   Payment of principal of, premium, if any, and interest on, the Debt Securities will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Debt Securities. None of the Company, the Trustee, any paying agent or registrar for the Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The Company has been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

   A Global Security may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Security representing all but not part of the Debt Securities being offered pursuant to the applicable Prospectus Supplement is exchangeable for Debt Securities in definitive form of like tenor and terms if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary is no longer eligible to be, or is not in good standing as, a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by the Company within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility, or (ii) the Company in its sole discretion at any time determines not to have all of the Debt Securities represented by a Global Security and notifies the Trustee thereof. A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in such names and in such authorized denominations as the Depositary for such Global Security shall direct.

SENIOR DEBT

   Payment of the principal of, premium, if any, and interest on Senior Debt Securities issued under the Senior Debt Indenture will rank pari passu with all other unsecured and unsubordinated debt of the Company.

SUBORDINATED DEBT

   Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities issued under the Subordinated Debt Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all Senior Indebtedness of the Company. The Subordinated Debt Indenture does not contain any limitation on the amount of Senior Indebtedness that can be incurred by the Company.

   The Subordinated Debt Indenture provides that no payment may be made by or on behalf of the Company on account of any obligation or, to the extent the subordination thereof is permitted by applicable law, claim in respect of the Subordinated Debt Securities, including the principal of, premium, if any, or interest on the Subordinated Debt Securities, or to redeem (or make a deposit in redemption of), defease (other than payments made by the Trustee pursuant to the provisions of the Subordinated Debt Indenture described under "--Discharge, Defeasance and Covenant Defeasance" with respect to a defeasance permitted by the Subordinated Debt Indenture, including the subordination provisions thereof) or acquire any of the Subordinated Debt Securities for cash, property or securities, (i) upon the maturity of the Designated Senior Indebtedness or any other Senior Indebtedness with an aggregate principal amount in excess of $1.0 million by lapse of time, acceleration or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness and all other obligations in respect thereof are first paid in full in cash or cash equivalents or such payment is duly provided for, or unless and until any such maturity by acceleration has been rescinded or waived or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on or any other amount payable in respect of the Designated Senior Indebtedness or any other Senior Indebtedness with an aggregate principal amount in excess of $1.0 million when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such payment default has been cured or waived or has otherwise ceased to exist.

   Upon the happening of a default (any event that, after notice or passage of time would be an event of default) or an event of default (any event that permits the holders of Senior Indebtedness or their representative or representatives immediately to accelerate its maturity) with respect to any Senior Indebtedness, other than a default in payment of the principal of, premium, if any, or interest on such Senior Indebtedness, upon written notice of such default or event of default given to the Company and the Trustee by the holders of a majority of the principal amount outstanding of the Designated Senior Indebtedness or their representative or, at such time as there is no Designated Senior Indebtedness, by the holders of a majority of the principal amount outstanding of all Senior Indebtedness or their representative or representatives or, if such default or event of default results from the acceleration of the Subordinated Debt Securities, immediately upon such acceleration, then, unless and until such default or event of default has been cured or waived or otherwise has ceased to exist, no payment may be made by or on behalf of the Company with respect to any obligation or claim in respect of the Subordinated Debt Securities, including the principal of, premium, if any, or interest on the Subordinated Debt Securities or to redeem (or make a deposit in redemption of), defease or acquire any of the Subordinated Debt Securities for cash, property or securities. Notwithstanding the foregoing, unless the Senior Indebtedness in respect of which such default or event of default exists has been declared due and payable in its entirety within 180 days after the date written notice of such default or event of default is delivered as set forth above or the date of such acceleration as the case may be (the "Payment Blockage Period"), and such declaration or acceleration has not been rescinded, the Company shall be required then to pay all sums not paid to the Holders of the Subordinated Debt Securities during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Subordinated Debt Securities. Any number of such notices may be given; provided however, that (i) during any 360 consecutive days, only one Payment Blockage Period shall commence and (ii) any such default or event of default that existed upon the commencement of a Payment Blockage Period may not be the basis for the commencement of any other Payment Blockage Period, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

   In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company from any source whether in cash, property or securities, shall be received by the Trustee or the Holders on account of any obligation or claim in respect of the Subordinated Debt Securities at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment in full in cash or cash equivalents of all such Senior Indebtedness, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

   Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization or readjustment of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Company or otherwise, (i) the holders of all Senior Indebtedness would first be entitled to receive payment in full in cash or cash equivalents (or have such payment duly provided for) of the principal, premium, if any, and interest payable in respect therefor before the Holders would be entitled to receive any payment on account of the principal of, premium, if any, and interest on the Subordinated Debt Securities, and (ii) any payment or distribution of assets of the Company of any kind or character, from any source, whether in cash, property or securities to which the Holders or the Trustee on behalf of the Holders would be entitled, except for the subordination provisions contained in the Subordinated Debt Indenture, would be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or provide for the payment in full in cash or cash equivalents of all such Senior Indebtedness, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

   The holders of the Senior Indebtedness and their respective representatives are authorized to demand specific performance of the provisions with respect to subordination in the Subordinated Debt Indenture at any time when the Company or any Holder shall have failed to comply with any provision with respect to subordination in the Subordinated Debt Indenture applicable to it, and the Company and each Holder irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to the remedy of specific performance of such subordination provision in any action brought therefor by the holders of the Senior Indebtedness and their respective representatives.

   By reasons of such subordination, in the event of the liquidation or insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness, including Holders of the Subordinated Debt Securities, may recover less, ratably, than holders of Senior Indebtedness.

   No provision contained in the Subordinated Debt Indenture or the Subordinated Debt Securities will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Subordinated Debt Securities. The subordination provisions of the Subordinated Debt Indenture and the Subordinated Debt Securities will not prevent the occurrence of any Event of Default under the Indenture or limit the rights of the Trustee or any Holder, except as provided in the seven preceding paragraphs, to pursue any other rights or remedies with respect to the Subordinated Debt Securities.

NEGATIVE PLEDGE

   The Senior Debt Indenture provides that the Company and any successor corporation will not, and will not permit any Subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance except for Permitted Liens (as defined in the Senior Debt Indenture) on the Voting Stock of DLJSC or any other Subsidiary of the Company which shall hereafter succeed by merger or otherwise to all or substantially all of the business of DLJSC (a "DLJSC Successor"), without making effective provision whereby the Senior Debt Securities will be secured equally and ratably with such secured indebtedness. (Senior Debt Indenture, Section 4.3)

CERTAIN DEFINITIONS

   The term "Holder" or "Securityholder" as defined in the applicable Indenture means the registered holder of any Debt Security with respect to registered Debt Securities and the bearer of any unregistered Debt Security or any coupon appertaining thereto, as the case may be.

   The term "Designated Senior Indebtedness" means any class of Senior Indebtedness the aggregate principal amount outstanding of which exceeds $50 million and which is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior
Indebtedness arises as "Designated Senior Indebtedness."

   The term "Original Issue Discount Security" as defined in the applicable Indenture means any Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to Section 6.2 of the applicable Indenture.

   The term "Senior Indebtedness" as defined in the Subordinated Debt Indenture means the principal of and premium, if any, and interest on (a) all indebtedness of the Company, whether outstanding on the date of the Subordinated Debt Indenture or thereafter created, (i) for money borrowed by the Company; (ii) for money borrowed by, or obligations of, others and either assumed or guaranteed, directly or indirectly, by the Company; (iii) in respect of letters of credit and acceptances issued or made by banks; or (iv) constituting purchase money indebtedness, or indebtedness secured by property included in the property, plant and equipment accounts of the Company at the time of the acquisition of such property by the Company, for the payment of which the Company is directly liable, and (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness. As used in the preceding sentence, the term "purchase money indebtedness" means indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinated to other indebtedness of the Company. Notwithstanding anything to the contrary in the Subordinated Debt Indenture or the Subordinated Debt Securities, Senior Indebtedness shall not include, (i) any indebtedness of the Company which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Subordinated Debt Securities or (ii) any indebtedness of the Company to a subsidiary of the Company. (Subordinated Debt Indenture, Section 1.1)

   The term "Subsidiary" as defined in the applicable Indenture means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock (as defined in the applicable Indenture) is owned directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

   Under each Indenture, the Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Subsidiary of the Company or a sale, conveyance, transfer, lease or other disposition to a Subsidiary of the Company) or permit any Person to merge with or into the Company unless: (a) either (i) the Company shall be the continuing Person or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Debt Securities and under the applicable Indenture and the Company shall have delivered to the Trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with the applicable Indenture and that all conditions precedent provided for in the applicable Indenture relating to such transaction have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of the Company or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (b) the Company shall have delivered to the Trustee an officers' certificate to the effect that immediately after giving effect to such transaction, no Default (as defined in the applicable Indenture) shall have occurred and be continuing and an opinion of counsel as to the matters set forth in clause (a) above. (Section 5.1)

EVENTS OF DEFAULT

   Events of Default defined in the applicable Indenture with respect to the Debt Securities of any series are: (i) the Company defaults in the payment of all or any part of the principal of any Debt Security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;
(ii) the Company defaults in the payment of any interest on any Debt Security of such series when the same becomes due and payable, and such default continues for a period of 30 days; (iii) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the applicable Indenture with respect to any Debt Security of such series or in the Debt Securities of such series and such default or breach continues for a period of 60 consecutive days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Debt Securities of all series under the applicable Indenture affected thereby; (iv) an involuntary case or other proceeding shall be commenced against the Company or DLJSC (including for purposes of clauses (iv) and (v) hereof any DLJSC Successor) with respect to the Company or DLJSC or their respective debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or DLJSC or for any substantial part of the property and assets of the Company or DLJSC, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or DLJSC under any bankruptcy, insolvency or other similar law now or hereafter in effect; (v) the Company or DLJSC (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or DLJSC or for all or substantially all of the property and assets of the Company or DLJSC or (c) effects any general assignment for the benefit of creditors; (vi) an event of default, as defined in any one or more indentures or instruments evidencing or under which the Company has at the date of the applicable Indenture or shall thereafter have outstanding an aggregate of at least $25,000,000 aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten days after notice thereof shall have been given to the Company by the Trustee (if such event be known to it), or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Debt Securities at the time outstanding under the applicable Indenture; provided that if such event of default under such indentures or instruments shall be remedied or cured by the Company or waived by the holders of such indebtedness, then the Event of Default under the applicable Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Holders; (vii) failure by the Company to make any payment at maturity, including any applicable grace period, in respect of at least $25,000,000 aggregate principal amount of indebtedness for borrowed money and such failure shall have continued for a period of ten days after notice thereof shall have been given to the Company by the Trustee (if such event be known to it), or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities at the time outstanding under the applicable Indenture; provided that if such failure shall be remedied or cured by the Company or waived by the holders of such indebtedness, then the Event of Default under the applicable Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Holders; or (viii) any other Event of Default established with respect to any series of Debt Securities issued pursuant to the applicable Indenture occurs. (Section 6.1)

   Each Indenture provides that if an Event of Default described in clauses
(i) or (ii) of the immediately preceding paragraph with respect to the Debt Securities of any series then outstanding thereunder occurs and is continuing, then, and in each and every such case, except for any series of Debt Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of any such affected series then outstanding under the applicable Indenture (each such series treated as a separate class) by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal amount (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the applicable Indenture) of all Debt Securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (iii) or (viii) of the immediately preceding paragraph with respect to the Debt Securities of one or more series then outstanding under the applicable Indenture occurs and is continuing, then, in each and every such case, except for any series of Debt Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the applicable Indenture) of the Debt Securities of all such affected series then outstanding under the applicable Indenture (treated as a single class) by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal amount (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the applicable Indenture) of all Debt Securities of all such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (iv) or (v) of the immediately preceding paragraph occurs and is continuing, then the principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the applicable Indenture) of all the Debt Securities then outstanding under the applicable Indenture and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee to the full extent permitted by applicable law. If an Event of Default described in clauses (vi) or (vii) of the immediately preceding paragraph, or in clauses
(iii) or (viii) of the immediately preceding paragraph with respect to the Debt Securities of all series then outstanding under the applicable Indenture, occurs and is continuing, then, in each and every such case, either the Trustee or the Holders of not less than 25% in aggregate principal amount (or, if the Debt Securities of any outstanding series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the applicable Indenture) of all Debt Securities of any series then outstanding under the applicable Indenture except for any series of Debt Securities the principal of which shall have already become due and payable (treated as a single class) by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal amount (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the applicable Indenture) of all Debt Securities of any series then outstanding under the applicable Indenture, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the Holders of a majority in principal of the then outstanding Debt Securities of all such series that have been accelerated under the applicable Indenture (voting as a single class). (Section 6.2) Because the ability of Holders to declare the Debt Securities of any series due and payable upon an Event of Default under clauses (iii), (vi), (vii) or (viii) of the immediately preceding paragraph depends on the requisite action by Holders of all affected series of Debt Securities under the applicable Indenture, if there is more than one series of Debt Securities outstanding, Holders of a particular series of Debt Securities may be unable to declare the Debt Securities under the applicable Indenture due and payable upon an Event of Default described in clauses
(iii), (vi), (vii) or (viii) of the immediately preceding paragraph without action by Holders of such other series.

   Each Indenture contains a provision under which, subject to the duty of the Trustee during a default to act with the required standard of care, (i) the Trustee may rely and shall be protected in acting or refraining from acting upon any officers' certificate, opinion of counsel (or both), resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person or persons and the Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit; (ii) before the Trustee acts or refrains from acting, it may require an officers' certificate and/or an opinion of counsel, which shall conform to the requirements of the applicable Indenture and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion; subject to the terms of the applicable Indenture, whenever in the administration of the trusts of the applicable Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting to take any action under the applicable Indenture, such matter (unless other evidence in respect thereof be specifically prescribed in the applicable Indenture) may, in the absence of negligence or bad faith on the part of the Trustee, be deemed to be conclusively proved and established by an officers' certificate delivered to the Trustee, and such certificate, in the absence of negligence or bad faith on the part of the Trustee, shall be full warrant to the Trustee for any action taken, suffered or omitted to be taken by it under the provisions of the applicable Indenture upon the faith thereof; (iii) the Trustee may act through its attorneys and agents not regularly in its employ and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care; (iv) any request, direction, order or demand of the Company mentioned in the applicable Indenture shall be sufficiently evidenced by an officers' certificate (unless other evidence in respect thereof be specifically prescribed in the applicable Indenture); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the secretary or an assistant secretary of the Company; (v) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the applicable Indenture at the request, order or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request, order or direction; (vi) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with the applicable Indenture relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under the applicable Indenture; (vii) the Trustee may consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it under the applicable Indenture in good faith and in reliance thereon; and (viii) prior to the occurrence of an Event of Default under the applicable Indenture and after the curing or waiving of all Events of Default, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, officers' certificate, opinion of counsel, Board Resolution, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing so to do by the Holders of not less than a majority in aggregate principal amount of the Debt Securities of all series affected then outstanding under the applicable Indenture; provided that, if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of the applicable Indenture, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to proceeding. (Section 7.2)

   Subject to such provisions in the applicable Indenture for the indemnification of the Trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the applicable Indenture) of the outstanding Debt Securities under the applicable Indenture of all series affected (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series by the applicable Indenture; provided, that the Trustee may refuse to follow any direction that conflicts with law or the applicable Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction; and provided further, that the Trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of Debt Securities pursuant to the applicable Indenture. (Section 6.5)

   Subject to various provisions in the applicable Indenture, the Holders of at least a majority in principal amount (or, if the Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the applicable Indenture) of the outstanding Debt Securities under the applicable Indenture of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Debt Securities of such series and its consequences, except a Default in the payment of principal of or interest on any Debt Security as specified in clauses (i) or (ii) of the first paragraph of "--Events of Default" or in respect of a covenant or provision of the applicable Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Debt Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the applicable Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto. (Section 6.4)

   Each Indenture provides that no Holder of any Debt Securities of any series may institute any proceeding, judicial or otherwise, with respect to the applicable Indenture or the Debt Securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the applicable Indenture, unless: (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Debt Securities of all such series affected under the applicable Indenture shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the applicable Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of all such affected series under the applicable Indenture have not given the Trustee a direction that is inconsistent with such written request. A Holder may not use the applicable Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder. (Section 6.6)

   Each Indenture contains a covenant that the Company will file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. (Section 4.5)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

   Each Indenture provides with respect to each series of Debt Securities that the Company may terminate its obligations under the Debt Securities of any series and the applicable Indenture with respect to Debt Securities of such series if: (i) all Debt Securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the applicable Indenture; or (ii) (a) the Debt Securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (b) the Company irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders of such Debt Securities for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment, to pay the principal of and interest on the Debt Securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the applicable Indenture, and (c) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the applicable Indenture relating to the satisfaction and discharge of the applicable Indenture with respect to the Debt Securities of such series have been complied with. With respect to the foregoing clause (i), only the Company's obligations to compensate and indemnify the Trustee under the applicable Indenture shall survive. With respect to the foregoing clause (ii), only the Company's obligations to execute and deliver Debt Securities of such series for authentication, to set the terms of the Debt Securities of such series, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to convert or exchange any Debt Security which by its terms is convertible or exchangeable for another security or other property, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Debt Securities are no longer outstanding. Thereafter, only the Company's obligations to compensate and indemnify the Trustee, and its right to recover excess money held by the Trustee shall survive. (Section 8.1)

   Each Indenture provides that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the Debt Securities of any series under the applicable Indenture, and the provisions of the applicable Indenture will, except as noted below, no longer be in effect with respect to the Debt Securities of such series ("legal defeasance") and (ii) may, in the case of the Senior Debt Indenture, omit to comply with any term, provision or condition of the applicable Indenture described above under "--Negative Pledge" (or in the case of each Indenture omit to comply with any other specific covenant relating to such series provided for in a Board Resolution or supplemental indenture which may by its terms be defeased pursuant to such Indenture), and such omission shall be deemed not to be an Event of Default under clauses (iii) or (vii) of the first paragraph of "--Events of Default" with respect to the outstanding Debt Securities of a series under the applicable Indenture ("covenant defeasance"); provided that the following conditions shall have been satisfied: (a) the Company has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the Debt Securities of such series, for payment of the principal of, premium, if any, and interest on the Debt Securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, to pay and discharge the principal of, premium, if any, and accrued interest on the outstanding Debt Securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be; (b) such deposit will not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (c) no Default with respect to such Debt Securities of such series shall have occurred and be continuing on the date of such deposit; (d) the Company shall have delivered to the Trustee an opinion of counsel that (1) the Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under this provision of the applicable Indenture and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the Holders of the Debt Securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code, and (e) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for the applicable Indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (d)(1) above may be replaced by a ruling directed to the Trustee received from the Internal Revenue Service to the same effect. Subsequent to legal defeasance under clause (i) above, the Company's obligations to execute and deliver Debt Securities of such series for authentication, to set the terms of the Debt Securities of such series, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to convert or exchange any Debt Security which by its terms is convertible or exchangeable for another security or other property, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Debt Securities are no longer outstanding. After such Debt Securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only the Company's obligations to compensate and indemnify the Trustee and its right to recover excess money held by the Trustee shall survive. (Sections 8.2 and 8.3)

MODIFICATION OF THE INDENTURES

   Each Indenture provides that the Company and the Trustee may amend or supplement the applicable Indenture or the Debt Securities of any series without notice to or the consent of any Holder: (i) to cure any ambiguity, defect or inconsistency in the applicable Indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (ii) to comply with Article 5 of the applicable Indenture in connection with a consolidation or merger of the Company or the sale, conveyance, transfer, lease or other disposal of all or substantially all of the property and assets of the Company; (iii) to comply with any requirements of the Commission in connection with the qualification of the applicable Indenture under the Trust Indenture Act; (iv) to evidence and provide for the acceptance of appointment under the applicable Indenture with respect to the Debt Securities of any or all series by a successor Trustee;
(v) to establish the form or forms or terms of Debt Securities of any series or of the coupons pertaining to such Debt Securities as permitted under the applicable Indenture; (vi) to provide for uncertificated or unregistered Debt Securities and to make all appropriate changes for such purpose; (vii) to provide for the conversion or exchange rights, if any, of Holders in compliance with the applicable Indenture; or (viii) to make any change that does not materially and adversely affect the rights of any Holder. (Section 9.1)

   Each Indenture also contains provisions whereby the Company and the Trustee, subject to certain conditions, without prior notice to any Holders, may amend the applicable Indenture and the outstanding Debt Securities of any series with the written consent of the Holders of a majority in principal amount of the Debt Securities then outstanding under the applicable Indenture of all series affected by such amendment (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Debt Securities under the applicable Indenture of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the applicable Indenture or the Debt Securities of such series. Notwithstanding the foregoing provisions, without the consent of each Holder affected thereby, an amendment or waiver, including a waiver pursuant to Section 6.4 of the applicable Indenture, may not: (i) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such Holder's Debt Security, or reduce the principal thereof or the rate of interest thereon (including any amount in respect of original issue discount), or any premium payable with respect thereto, or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Debt Securities of the relevant series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the applicable Indenture or certain Defaults and their consequences provided for in the applicable Indenture; (iii) waive a Default in the payment of principal of or interest on any Debt Security of such Holder; (iv) if applicable, make any change that adversely affects the right to convert or exchange any Debt Security or, except as provided in the applicable Indenture, decrease the conversion or exchange rate or increase the conversion or exchange price of any such security; or (v) modify any of the provisions of Section 9.2 of the applicable Indenture, except to increase any such percentage or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debt Security thereunder affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the applicable Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of Holders of Debt Securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the applicable Indenture of the Holders of Debt Securities of any other series or of the coupons appertaining to such Debt Securities. It shall not be necessary for the consent of any Holder under this provision of the applicable Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the applicable Indenture becomes effective, the Company shall give to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. (Section 9.2)

GOVERNING LAW

   The Indentures and the Debt Securities will be governed by the laws of the State of New York. (Section 10.8 and Section 11.8)

CONCERNING THE TRUSTEE

   The Company and its subsidiaries maintain ordinary banking and trust relationships with Chase Manhattan Bank and its affiliates.

                           DESCRIPTION OF WARRANTS

GENERAL

   The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), Warrants to purchase Preferred Stock or Common Stock ("Stock Warrants") as well as other types of Warrants. Warrants may be issued independently or together with any Debt Securities, Preferred Stock or Common Stock and may be attached to or separate from such Debt Securities, Common Stock or Preferred Stock. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

DEBT WARRANTS

   The applicable Prospectus Supplement will describe the following terms of the Debt Warrants in respect of which this Prospectus is being delivered: (i) the title of such Debt Warrants; (ii) the aggregate number of such Debt Warrants; (iii) the price or prices at which such Debt Warrants will be issued; (iv) the currency or currencies (including composite currencies) in which the price of such Debt Warrants may be payable; (v) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (vi) the price at which and currency or currencies (including composite currencies) in which the Debt Securities purchasable upon exercise of such Debt Warrants may be purchased; (vii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (viii) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time;
(ix) if applicable, the designation and terms of the Debt Securities, Common Stock or Preferred Stock with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security or share of Common Stock or Preferred Stock; (x) if applicable, the date on and after which such Debt Warrants and the related Debt Securities, Common Stock or Preferred Stock will be separately transferable; (xi) information with respect to book-entry procedures, if any; (xii) if applicable, a discussion of certain United States Federal income tax considerations; and (xiii) any other terms of such Debt Warrants, including terms, procedures and limitations relating to the exchange or exercise of such Debt Warrants.

STOCK WARRANTS

   The Company may issue Stock Warrants. The applicable Prospectus Supplement will describe the following terms of any such Stock Warrants in respect of which this Prospectus is being delivered: (i) the title of such Stock Warrants; (ii) the aggregate number of such Stock Warrants; (iii) the price or prices at which such Stock Warrants will be issued; (iv) the currency or currencies (including composite currencies) in which the price of such Stock Warrants may be payable; (v) the securities purchasable upon exercise of such Stock Warrants; (vi) the price at which and the currency or currencies (including composite currencies) in which the securities purchasable upon exercise of such Stock Warrants may be purchased;
(vii) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (viii) if applicable, the minimum or maximum amount of such Stock Warrants which may be exercised at any one time; (ix) if applicable, the designation and terms of the Debt Securities, Common Stock or Preferred Stock with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such Debt Security or share of Common Stock or Preferred Stock; (x) if applicable, the date on and after which such Stock Warrants and the related Debt Securities, Common Stock or Preferred Stock will be separately transferable; (xi) information with respect to book-entry procedures, if any; (xii) if applicable, a discussion of certain United States Federal income tax considerations; and (xiii) any other terms of such Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Stock Warrants.

UNIVERSAL WARRANTS

   The Company may also issue other Warrants ("Universal Warrants") (i) to purchase or sell securities of any entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the foregoing, (ii) currencies or composite currencies or
(iii) commodities, on terms to be determined at the time of sale. The Company may satisfy its obligations, if any, with respect to any Universal Warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable Prospectus Supplement. The applicable Prospectus Supplement will describe the following terms of any such Universal Warrants in respect of which this Prospectus is being delivered: (i) the title of such Universal Warrants; (ii) the aggregate number of such Universal Warrants;
(iii) the price or prices at which such Universal Warrants will be issued;
(iv) the currency or currencies (including composite currencies) in which the price of such Universal Warrants may be payable; (v) whether such Universal Warrants are put Warrants or call Warrants, (vi) (a) the specific security, basket of securities, index or indices of securities or any combination of the foregoing and the amount thereof, (b) currencies or composite currencies or (c) commodities (and, in each case, the amount thereof or the method for determining the same) purchasable or saleable upon exercise of such Universal Warrants; (vii) the purchase price at which and the currency or currencies (including composite currencies) with which such underlying securities, currencies or commodities may be purchased or sold upon such exercise (or the method of determining the same); (viii) whether such exercise price may be paid in cash, by the exchange of any other Security offered with such Universal Warrants or both and the method of such exercise; (ix) whether the exercise of such Universal Warrants is to be settled in cash or by the delivery of the underlying securities or commodities or both; (x) the date on which the right to exercise such Universal Warrants shall commence and when such right shall expire; (xi) if applicable, the minimum or maximum number of such Universal Warrants that may be exercised at any one time; (xii) if applicable, the designation and terms of the Securities with which such Universal Warrants are issued and the number of Universal Warrants issued with each such Security; (xiii) if applicable, the date on and after which such Universal Warrants and the related Securities will be separately transferable; (xiv) information with respect to book-entry procedures, if any; (xv) if applicable, a discussion of certain United States Federal income tax considerations; and (xvi) any other terms of such Universal Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Universal Warrants.

                              PLAN OF DISTRIBUTION

   Offered Securities may be sold (i) through agents, (ii) through underwriters, (iii) through dealers or (iv) directly to purchasers.

   Offers to purchase Offered Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

   If an underwriter or underwriters are utilized in the sale of Offered Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of Offered Securities.

   If a dealer is utilized in the sale of Offered Securities, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

   If DLJSC, a wholly owned subsidiary of the Company, participates in the distribution of Offered Securities, the offering of the Offered Securities will be conducted in accordance with Section 2720 of the Rules of the National Association of Securities Dealers, Inc.

   Offers to purchase Offered Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

   Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for the Company, in the ordinary course of business.

   If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Offered Securities pursuant to any such Contracts accepted by the Company.

   This Prospectus, together with the Prospectus Supplement, may also be used by DLJSC in connection with offers and sales of Offered Securities related to market-making transactions by and through DLJSC, at negotiated prices related to prevailing market prices at the time of sale or otherwise. DLJSC may act as principal or agent in such transactions.

                                LEGAL MATTERS

   Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Securities and certain other legal matters in connection with the offering of the Securities will be passed upon by Michael A. Boyd, Senior Vice President and General Counsel to the Company, and Davis Polk & Wardwell. Mr. Boyd owns 36,398 shares of Common Stock, 8,534 restricted stock units and options to purchase 79,544 shares of Common Stock. Davis Polk & Wardwell from time to time provides legal services to the Company and its subsidiaries.

                                   EXPERTS

   The consolidated financial statements and financial statement schedule of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

===============================================================================
   NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOTES BY ANYONE IN ANY
JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN
WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO
OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
-----------------------------------------------------------------------------

                              TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

                             PROSPECTUS SUPPLEMENT

Use of Proceeds........................................................  S-3
Description of Notes...................................................  S-4
Underwriting...........................................................  S-6

                                   PROSPECTUS

Available Information..................................................    2
Incorporation of Certain Information by Reference......................    2
Use of Proceeds........................................................    3
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed
 Charges and Preferred Stock Dividends ................................    3
The Company............................................................    4
Description of Capital Stock...........................................    6
Description of Debt Securities.........................................    9
Description of Warrants................................................   21
Plan of Distribution...................................................   22
Legal Matters..........................................................   23
Experts................................................................   23

===============================================================================

===============================================================================

                                  $500,000,000


                              DONALDSON, LUFKIN &
                                 JENRETTE, INC.


                              6 1/2% SENIOR NOTES
                                    DUE 2008

                               -----------------
                             PROSPECTUS SUPPLEMENT
                               -----------------

                          DONALDSON, LUFKIN & JENRETTE

                            BEAR, STEARNS & CO. INC.
                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                              SALOMON SMITH BARNEY

                                  JUNE 3, 1998

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